Element 21 Appoints New Chief Financial Officer

 TORONTO--(MARKET WIRE)-- Oct 14, 2009 -- Element 21 Golf Company (OTC BB:ETGF.OB - News) (Frankfurt:BJQ.F - News), the leading manufacturer of advanced Scandium Alloy golf and biofiber fishing equipment, announced today that it has appointed a new Chief Financial Officer – Philip Clark, CA, CPA, CFA.

Philip over the past 20 years has taken a leadership role in business relationships and technical standards. A seasoned financial professional as demonstrated by holding senior positions in public accounting firms including managing partner and serving as audit committee chair and director of a Canadian crown corporation. His experience includes SEC registrants, Canadian public companies, government entities and owner managed businesses. Philip articled with Ernst & Young, Chartered Accountants.

David Khazak resigned as a part-time CFO due to time constraints imposed by his other clients.

About Element 21
Element 21's premier products are golf clubs (www.e21golf.com) and fishing poles made out of Scandium and biofiber materials, which are lighter and stronger than Titanium, Graphite and Steel. Element 21's golf clubs have been used by renowned golf pros, such as the winner of the FedEx Cup in 2008.

Element 21 has developed award winning fishing products (www.e21fishing.com). Element 21's Carrot StixTM represents the latest in cutting-edge technology, using a newly developed proprietary method of integrating nano level cellulose bio-fibers into the rod. The fishing products recently were recognized as the "BEST OF SHOW" in the 2007 and 2008 ICAST shows, the world's largest sports fishing show.

Forward-Looking Statements
Certain statements in this press release may constitute "forward looking statements" that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. You should not place undue reliance on these forward-looking statements. Information concerning factors that could cause our actual results to differ materially from these forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Contact:

Acorn Management Partners, LLC
Investor Relations:
John R. Exley, III
866-491-3739
678-368-4002
JRE@acornmanagementpartners.com
http://www.acornmanagementpartners.com

Element 21 Sports Company
1-888-365-2121 ext 106
sales@e21golf.com
http://www.e21Sports.com
Media / Marketing:
Nigel DaCosta
1-416-362-2121 ext. 104
Nigel.Dacosta@e21sports.com